Filed pursuant to Rule 424(b)(3)
Registration No. 333-158869
Bridge Bancorp, Inc.
Dividend Reinvestment Plan
Insert to Prospectus Dated April 28, 2009
Please be advised as to the following updates to the “Description of the Plan — Purposes and Advantages” beginning on page 4 of the Prospectus:
•	The maximum optional quarterly cash purchase has been increased from $10,000 to $50,000 (see paragraphs numbered 10 and 11)

•	The discount to market price (as defined in the Plan) for shares of common stock purchased for Participants under the Plan has been increased from 3% to 5% (see paragraph numbered 14)
The date of this Insert is June 9, 2010